Exhibit 99.1

Zynex Reports Second Quarter 2023 Financial Results

Q2 2023 Revenue increased 22% to $45.0 Million; EPS $0.09

ENGLEWOOD, Colo., July 27, 2023 /PRNewswire/ -- Zynex, Inc. (Nasdaq: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, rehabilitation, and patient monitoring, has reported its financial and operational results for the second quarter ended June 30, 2023.

Key Second Quarter and Subsequent 2023 Highlights and Business Update

•	Q2 2023 revenue increased 22% year-over-year to $45.0 million.

•	Net income of $3.4 million; Diluted EPS $0.09.

•	Orders increased 51% year-over-year; highest number of orders in Company history for the 5th consecutive quarter.

•	FDA granted 510(k) market clearance for the Company's CM-1600 blood and fluid volume monitoring device.

•	Approved a $10.0 million share repurchase program of the Company's common stock.

Management Commentary

"During the second quarter we continued our focus on the profitable growth of our pain management division and developing the next generation of patient monitoring equipment, resulting in our fifth straight quarter of record-high order numbers," said Thomas Sandgaard, President and CEO of Zynex. "Our sales team continued to perform and  posted a 51% improvement in orders year-over-year.

"Turning to our pipeline, recently we were pleased to announce FDA clearance for our second-generation blood and fluid volume monitor, a non-invasive and wireless technology targeted to improve patient outcomes with better fluid management in hospital settings.

"We also have three additional products in the pipeline in our hospital monitoring products division: a laser-based pulse oximeter, NiCO™; a monitor for early detection of sepsis; and a non-invasive, laser-based monitor of total hemoglobin levels, HemeOx™. The monitoring division is pre-revenue and expects to submit an application to the FDA for its laser-based pulse oximeter in the fourth quarter of this year.

"Looking ahead, we are making significant progress as a leader in at-home pain management devices, with a robust and durable business model and high recurring revenue. We are ramping our hospital monitoring division which represents a large and growing market opportunity," concluded Sandgaard.

Second Quarter 2023 Financial Results

Net revenue was $45.0 million for the three months ended June 30, 2023, an increase of 22% from $36.8 million in the prior year quarter. The growth in net revenue is primarily related to a 51% growth in device orders, which resulted from an increased customer base.

Gross profit in the quarter ended June 30, 2023 increased to $35.7 million, or 79% of revenue, as compared to $29.5 million or 80% of revenue, in 2022.

Sales and marketing expenses were $21.6 million for the three months ended June 30, 2023, compared to $16.3 million in the prior year.

General and administrative expenses for the three months ended June 30, 2023 were $11.4 million, versus $8.8 million in the prior year.

Net income for the three months ended June 30, 2023, totaled $3.4 million, or $0.09 per basic and diluted share, as compared to net income of $3.3 million, or $0.09 per basic and $0.08 per diluted share, in the quarter ended June 30, 2022.

Adjusted EBITDA for the three months ended June 30, 2023 was $4.0 million, as compared to $5.5 million in the quarter ended June 30, 2022.

As of June 30, 2023, the Company had working capital of $93.5 million. Cash and cash equivalents was $58.7 million at the end of the second quarter. Cash provided by operations for the six months ended June 30, 2023 was $2.7 million, as compared to $1.6 million in the six months ended June 30, 2022.

The Company continued its latest stock buyback by repurchasing $6.1 million of its common stock during the second quarter and has repurchased $36.1 million during the last fifteen months.

Third Quarter and Full Year 2023 Guidance

2023 estimates are unchanged with revenue of $180-$200 million and Diluted EPS of $0.40-$0.50 per share. The revenue range is based on best estimates of labor market conditions and sales rep productivity. Diluted EPS is impacted by increased operating expenses to support ZMS as the Laser-based Pulse Oximetry products are prepared for FDA submission and the fluid monitor is readied for the market.

Third quarter 2023 revenue is estimated to be $49-$51 million, an increase of approximately 20% from Q3 2022. Third quarter Diluted EPS is estimated to be $0.08-$0.10.

Conference Call and Webcast Details

Thursday, July 27, 2023 at 2:15 p.m. MT / 4:15 p.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast: Q2 2023 Webcast Link

US Participant Dial In (TOLL FREE): 1-844-825-9790
International Participant Dial In: 1-412-317-5170
Canada Participant Dial In (TOLL FREE): 1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense, stock compensation, restructuring and non-cash lease charges). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the financial information prepared in accordance with GAAP.

About Zynex, Inc.

Zynex, founded in 1996, develops, manufactures, markets, and sells medical devices used for pain management and rehabilitation as well as non-invasive fluid, sepsis, and laser-based pulse oximetry monitoring systems for use in hospitals. For additional information, please visit: www.zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore you should not rely on any of these forward looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our products on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2022 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:
Quinn Callanan, CFA or Brian Prenoveau, CFA
MZ Group – MZ North America
ZYXI@mzgroup.us
+949 694 9594

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

(unaudited)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash	$58,749	$20,144
Accounts receivable, net	32,957	35,063
Inventory, net	14,325	13,484
Prepaid expenses and other	1,529	868
Total current assets	107,560	69,559

Property and equipment, net	2,373	2,175
Operating lease asset	10,923	12,841
Finance lease asset	211	270
Deposits	683	591
Intangible assets, net of accumulated amortization	8,616	9,067
Goodwill	20,401	20,401
Deferred income taxes	1,802	1,562
Total assets	$152,569	$116,466

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	5,930	5,601
Cash dividends payable	14	16
Operating lease liability	1,921	2,476
Finance lease liability	122	128
Income taxes payable	-	1,995
Current portion of debt	-	5,333
Accrued payroll and related taxes	6,108	5,537
Total current liabilities	14,095	21,086
Long-term liabilities:
Long-term portion of debt, less issuance costs	-	5,293
Convertible senior notes, less issuance costs	57,155	-
Contingent consideration	6,900	10,000
Operating lease liability	12,020	13,541
Finance lease liability	132	188
Total liabilities	90,302	50,108

Stockholders' equity:
Common stock	36	39
Additional paid-in capital	82,888	82,431
Treasury stock, at cost	(42,628)	(33,160)
Retained earnings	21,971	17,048
Total stockholders' equity	62,267	66,358
Total liabilities and stockholders' equity	$152,569	$116,466

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
NET REVENUE
Devices	$13,743	$9,505	$25,687	$16,230
Supplies	31,209	27,254	61,435	51,612
Total net revenue	44,952	36,759	87,122	67,842

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	9,272	7,305	18,541	14,226
Sales and marketing	21,609	16,314	42,836	30,738
General and administrative	11,358	8,776	22,748	16,608
Total costs of revenue and operating expenses	42,239	32,395	84,125	61,572
Income from operations	2,713	4,364	2,997	6,270
Other income (expense) Gain on sale of fixed assets	-	-	2	-
Gain (loss) on change in fair value of contingent consideration	1,700	(100)	3,100	100
Interest expense, net	(317)	(115)	(401)	(239)
Other income (expense), net	1,383	(215)	2,701	(139)
Income from operations before income taxes	4,096	4,149	5,698	6,131
Income tax expense	742	803	775	1,408
Net income	$3,354	$3,346	$4,923	$4,723
Net income per share:
Basic	$0.09	$0.09	$0.13	$0.12
Diluted	$0.09	$0.08	$0.13	$0.12
Weighted average basic shares outstanding	36,435	38,851	36,564	39,305
Weighted average diluted shares outstanding	37,061	39,893	37,249	40,367

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

(unaudited)

	For the Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,923	$4,723
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,311	1,025
Amortization	620	461
Non-cash reserve charges	(91)	(9)
Stock-based compensation	967	1,124
Non-cash lease expense	(158)	237
Benefit for deferred income taxes	(240)	(392)
Gain on change in fair value of contingent consideration	(3,100)	(100)
Gain on sale of fixed assets	(2)	-
Change in operating assets and liabilities:
Accounts receivable	2,106	808
Prepaid and other assets	(661)	(669)
Accounts payable and other accrued expenses	(1,172)	(1,020)
Inventory	(1,736)	(4,604)
Deposits	(92)	(6)
Net cash provided by operating activities	2,675	1,578

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(394)	(212)
Proceeds on sale of fixed assets	10	-
Net cash used in investing activities	(384)	(212)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on finance lease obligations	(62)	(58)
Cash dividends paid	(1)	(3,613)
Purchase of treasury stock	(9,468)	(10,655)
Proceeds from issuance of convertible senior notes, net of issuance costs	57,026	-
Proceeds from the issuance of common stock on stock-based awards	32	14
Principal payments on long-term debt	(10,667)	(2,667)
Taxes withheld and paid on employees' equity awards	(546)	(122)
Net cash provided by (used in) financing activities	36,314	(17,101)

Net increase (decrease) in cash	38,605	(15,735)
Cash at beginning of period	20,144	42,612
Cash at end of period	$58,749	$26,877

ZYNEX, INC.

 Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Adjusted EBITDA:
Net income	$3,354	$3,346	$4,923	$4,723
Depreciation and Amortization*	412	411	835	807
Stock-based compensation expense	660	535	967	1,124
Interest expense and other, net	317	115	401	239
Change in value of contingent consideration	(1,700)	100	(3,100)	(100)
Non-cash lease expense **	227	227	227	410
Income tax expense	742	803	775	1,408
Adjusted EBITDA	$4,012	$5,537	$5,028	$8,611
% of Net Revenue	9%	15%	6%	13%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.

** Amount expensed on new company headquarters in excess of cash payments due to abated rent